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                                                                     EXHIBIT 3.1

                           SECOND AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                                AEARO CORPORATION

         Aearo Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Company"), hereby certifies as follows:

         I . The name of the Company is Aearo Corporation. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was March 10, 1995. The name under which the Company filed its original Certificate of Incorporation was CBAQ Holdings Corporation.

         2. This Second Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on July 7, 1995 (the "First Amended and Restated Certificate of Incorporation"), was duly adopted by the Board of Directors of the Company in accordance with the provisions of Sections 141(f), 242 and 245 of the General Corporation Law of the State of Delaware (the "DGCL") and was duly adopted by the stockholders of the Company in accordance with the applicable provisions of Sections 242 and 245 of the DGCL.

         3. The text of the First Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to provide as herein set forth in full.


                                    ARTICLE I

                                      NAME

         The name of the Company is Aearo Corporation.


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                                   ARTICLE II

                                REGISTERED OFFICE

         The address of the registered office of the Company in the State of Delaware is 32 Loockerman Square, Suite L-100, in the City of Dover, County of Kent. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

                                   ARTICLE III

                                    PURPOSES

         The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

                                   ARTICLE IV

                                  CAPITAL STOCK

         Section 1. Number of Shares.

          The total number of shares of capital stock which the Company shall have the authority to issue is 60,200,000 shares, of which (a) 200,000 shares shall be redeemable preferred stock, par value $.01 per share (the "Redeemable Preferred Stock"), (b) 10,000,000 shares shall be preferred stock, par value $.01 per share (the "Undesignated Preferred Stock") and (c) 50,000,000 shares shall be common stock, par value $.01 per share (the "Common Stock"). As set forth in this Article IV, the Board of Directors or any authorized committee thereof is authorized from time to time to establish and designate one or more series of Undesignated Preferred Stock, to fix and determine the variations in the relative rights and preferences as between the different series of Undesignated Preferred Stock in the manner hereinafter set forth in this Article IV, and to fix or alter the number of shares comprising any such series and the designation thereof to the extent permitted by law.

         The number of authorized shares of the class of Undesignated Preferred Stock may be increased or decreased (but not below the number of shares outstanding) by the affirmative vote of the holders of a majority of the Common Stock entitled to vote, without a vote of the holders of the Undesignated Preferred Stock, pursuant to the resolution or resolutions establishing the class of Undesignated Preferred Stock or this Second Amended and Restated Certificate of Incorporation, as it may be amended from time to time.

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         Section 2. General.

         The designations, powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, Sections 3, 4 and 5 of this Article IV.

         Section 3. Common Stock.

         Subject to all of the rights, powers and preferences of the Undesignated Preferred Stock and the Redeemable Preferred Stock, and except as provided by law or in this Article IV (or in any certificate of designation of any series of Undesignated Preferred Stock) or by the Board of Directors or any authorized committee thereof pursuant to this Article IV:

                  (a) the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters requiring stockholder action, each share being entitled to one vote;

                  (b) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Company legally available for the payment of dividends, but only when and as declared by the Board of Directors or any authorized committee thereof; and

                  (c) upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, the net assets of the Company shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.

         Section 4. Undesignated Preferred Stock.

         Subject to any limitations prescribed by law, the Board of Directors or any authorized committee thereof is expressly authorized to provide for the issuance of the shares of Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof. Any action by the Board of Directors or any authorized committee thereof under this
Section 4 shall require the affirmative vote of a majority of the directors then in office or a majority of the members of such committee. The Board of Directors or any authorized committee thereof shall have the right to determine or fix one or more of the following with respect to each series of Undesignated Preferred Stock to the extent permitted by law:



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         (a) The distinctive serial designation and the number of shares constituting such series;

         (b) The dividend rates or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends, and the participating and other rights, if any, with respect to dividends;

         (c) The voting powers, full or limited, if any, of the shares of such series;

         (d) Whether the shares of such series shall be redeemable and, if so, the price or prices at which, and the terms and conditions on which, such shares may be redeemed;

         (e) The amount or amounts payable upon the shares of such series and any preferences applicable thereto in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company;

         (f) Whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such fund;

         (g) Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Company and, if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

         (h) The price or other consideration for which the shares of such series shall be issued;

         (i) Whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of Undesignated Preferred Stock (or series thereof) and whether such shares may be reissued as shares of the same or any other class or series of stock; and

         (j) Such other powers, preferences, rights, qualifications, limitations and restrictions thereof as the Board of Directors or any authorized committee thereof may deem advisable.

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         Section 5. Redeemable Preferred Stock.

         (a) CERTAIN DEFINITIONS.

         As used herein, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

         "Beneficial Owner" has the meaning set forth in Rule 13d-3 under the Exchange Act.

         "Board of Directors" means the Board of Directors of the Company.

         "Business Day" means a day other than a Saturday, Sunday, national or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close.

         "Call Redemption" has the meaning specified in Section 6(a) hereof.

         "Capital Stock" means any and all shares, interests, participation, rights or other equivalents (however designated) of corporate stock.

         "Common Stock" means the common stock, par value $.01 per share, of the Company and any other class of common stock hereafter authorized by the Company from time to time.

         "Company" means Aearo Corporation (formerly known as Cabot Safety Holdings Corporation) or any successor entity thereof.

         "Dividend Payment Date" means the September 30, December 31, March 31 and June 30, of each year.

         "Dividend Period" means the Initial Dividend Period and, thereafter, each Quarterly Dividend Period.

         "Dividend Record Date" means with respect to the dividend payable on each Dividend Payment Date, the immediately preceding September 15, December 15, March 15, and June 15 or such other record date as may be designated by the Board of Directors with respect to the dividend payable on such Dividend Payment Date; provided, however, that such record date may not be more than sixty (60) days or less than ten (10) days prior to such Dividend Payment Date.

         "Exchange Act" means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

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         "Holder" means a registered holder of shares of Preferred Stock.

         "Initial Dividend Period" means the dividend period commencing on the Original Issue Date and ending on and including September 30, 1995.

         "Junior Securities" has the meaning specified in Section (c)(i) hereof.

         "Liquidation Preference" means the Original Liquidation Preference, plus an amount equal to all accrued and unpaid dividends, including dividends on unpaid dividends, whether or not declared (including an amount equal to a prorated dividend from the last Dividend Payment Date to the date such Liquidation Preference is being determined), with dividends that would otherwise be payable in additional shares of Preferred Stock being valued at $1,000 per share. The Liquidation Preference of a share of Preferred Stock will increase on a daily basis as dividends accrue on such share, whether or not declared, and will decrease only to the extent such dividends are actually paid, all as provided in Section (d) hereof.

         "Original Issue Date" means the date upon which the Preferred Stock was originally issued by the Company.

         "Original Liquidation Preference" means $1,000 per share of Preferred Stock.

         "Parity Securities" has the meaning specified in Section (c)(ii) hereof.

         "Person" means any individual, corporation, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

         "Preferred Stock" means the 12.5% Preferred Stock, par value $.01 per share, of the Company authorized by this Certificate of Designations (as the same may be amended from time to time).

         "Quarterly Dividend Period" means the quarterly period commencing on and including the day after the immediately preceding Dividend Payment Date and ending on and including the immediately subsequent Dividend Payment Date.

         "Redemption Date" has the meaning specified in Section (f)(iii) hereof.

         "Redemption Notice" has the meaning specified in Section (f)(ii) hereof.

         "Redemption Price" means a price per share equal to the Liquidation Preference as of the applicable Redemption Date.


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         "SEC" means the Securities and Exchange Commission.

         "Senior Financing Debt" means (i) the Credit Agreement dated as of July 11, 1995 among Cabot Safety Acquisition Corporation, the lenders parties thereto and Bankers Trust Company, as administrative agent, as such agreement may be amended or supplemented from time to time (the "Credit Agreement"), (ii) the 12 1/2% Senior Subordinated Notes due 2005 issued by Cabot Safety Acquisition Corporation (the "Senior Subordinated Notes"), (iii) any agreement extending the maturity of, or restructuring all or any portion of, the debt under the Credit Agreement or the Senior Subordinated Notes or any successor agreements thereto and (iv) any agreement with one or more financial institutions refinancing all or any portion of the debt under the Credit Agreement or the Senior Subordinated Notes or any successor agreements thereto.

         "Stockholders' Agreement" shall mean the Stockholders' Agreement, dated as of July 11, 1995, among Vestar Equity Partners, L.P., Cabot CSC Corporation, Cabot Corporation, the Company, and the other parties thereto, as amended as of July 3, 1996.

         "Subsidiary" means, with respect to any Person, any corporation, partnership, association or other business entity of which fifty percent (50%) or more of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof, or fifty percent (50%) or more of the equity interest therein, is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of such Person or a combination thereof.

         (b) DESIGNATION.

         The series of preferred stock authorized hereunder shall be designated as the "12.5% Preferred Stock." The number of shares constituting such series shall be 180,000. The par value of the Preferred Stock shall be $.01 per share. All shares of Preferred Stock shall be identical with one another in all respect.

         (c) RANK.

         The Preferred Stock shall rank, with respect to dividend rights and rights on liquidation, dissolution and winding-up of the affairs of the Company:

                  (i) senior to all classes or series of Common Stock of the Company and to all classes and series of stock of the Company now or hereafter authorized, issued or outstanding which by their terms expressly provide that they are junior to the Preferred Stock (collectively referred to herein as "Junior Securities");

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               (ii) on a parity with all classes and series of stock of the
Company now or hereafter authorized, issued or outstanding which by their terms expressly provide that they shall rank on a parity with the Preferred Stock (collectively referred to herein as "Parity Securities"); and

               (iii) junior to all other classes or series of Capital Stock of the Company now or hereafter issued.

         (d) DIVIDENDS, ETC.

               (i) The Holders of outstanding shares of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends at the rate per share of 3.125% of the Original Liquidation Preference per quarter. All dividends shall be cumulative and shall be payable in arrears on each Dividend Payment Date commencing on September 30, 1995, in preference to and with priority over dividends on Junior Securities. Such quarterly dividends (whether payable in cash or stock or both) shall be fully cumulative and shall accrue (whether or not earned or declared, whether or not there are funds legally available therefor), without interest from the first day of the quarterly period in which such dividend may be payable as herein provided, except that with respect to the first quarterly dividends such dividend shall accrue from the Original Issue Date. Any dividend payments made with respect to Preferred Stock may be made, subject to the terms hereof, at the option of and in the sole discretion of the Board of Directors, in cash or, in full or in part, by issuing fully paid and nonassessable shares of Preferred Stock such that the Original Liquidation Preference of the shares of Preferred Stock so issued plus the amount of cash dividend paid in part, if any, is equal to the amount of the cash dividend which would otherwise be paid on such Dividend Payment Date if such dividend were paid entirely in cash; provided that if the Company intends to pay dividends on any Parity Securities other than in Junior Securities or Parity Securities, prior to the payment of such dividend, the Company shall first set aside and irrevocably deposit in trust for the Holders of the Preferred Stock money sufficient to pay, or shall pay to such Holders in cash, the then current quarterly dividend on the Preferred Stock. The issuance of such shares of Preferred Stock (plus the amount of cash dividends, if any, paid together therewith) shall constitute full payment of such dividend. In no event shall an election by the Board of Directors to pay dividends, in full or in part, in cash on any Dividend Payment Date preclude the Board of Directors from electing either such alternative in respect of all or any portion of any subsequent dividend.

               (ii) All dividends and distributions paid with respect to shares of the Preferred Stock pursuant to Section (d)(i) hereof shall be paid pro rata to the Holders entitled thereto. If the Board of Directors elects on any Dividend Payment Date to pay



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any dividend partially in shares of Preferred Stock, the proportion of such cash and shares of Preferred Stock shall be the Same for each outstanding share of Preferred Stock. No interest shall be payable in respect of any dividend payment or payments on the Preferred Stock which may be in arrears. Any dividend not paid pursuant to this Section (d) shall be fully cumulative and shall accrue (whether or not earned or declared), within interest as set forth in Section
(d)(i) hereof and shall be in arrears until paid. Dividends shall accrue as set forth in Section (d)(i) hereof (whether or not earned or declared, whether or not permitted under any agreement of the Company and whether or not there are funds legally available therefor), without interest on any such dividend which is in arrear as through such dividend had been paid on the relevant Dividend Payment Date in shares of Preferred Stock pursuant to Section (d)(i) hereof.

               (iii) The Company shall not declare, pay or set apart for payment any dividend on any of the Junior Securities or make any distribution in respect thereof either directly or indirectly and whether in cash, obligations or shares of the Company or other property, unless (a) the Company shall have satisfied all of its redemption and repurchase obligations under Section (f) hereof, if any, (b) in the case of a dividend or distribution other than a dividend or distribution payable solely in additional Junior Securities, dividends shall have been paid in full in respect of the Preferred Stock on all Preferred Stock shall have been redeemed by the Company pursuant to Section (f) hereof or funds shall have been redeemed by the Company pursuant to Section (f) hereof or funds shall have been set apart sufficient for such redemption and (c) the Company is in compliance with any and all of its covenants hereunder.

               (iv) Whenever dividends on the Preferred Stock are in arrears, the Company shall not declare dividends on or make any other distribution in respect of any Parity securities except for dividends paid pro rata on the Preferred Stock.

               (v) Each fractional share of Preferred Stock outstanding shall be entitled to a ratably proportionate amount of dividends accruing with respect to each outstanding share of Preferred Stock pursuant to Section (d)(i) hereof, and all such dividends with respect to such outstanding fractional shares shall be. fully cumulative and shall accrue (whether or not declared), and shall be payable in the same manner and at such times as provided for in Section (d)(i) hereof with respect to dividends on each outstanding share of Preferred Stock. The amount of dividends accrued on the Preferred Stock for any period less than a full Quarterly Dividend Period (including the Initial Dividend Period) shall be equal to a pro rata portion of the total dividend payable for the Quarterly Dividend Period during which such period occurs, based on the actual number of days elapsed in such period for which payable and the total number of days in the applicable Quarterly Dividend Period. Dividends shall accrue on a daily basis during each Dividend Period as provided above, and the Liquidation Preference of each outstanding share of Preferred Stock shall be correspondingly increased on a daily



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basis. Each Such dividend shall be payable to Holders of record as their names shall appear on the stock books Of the Company on the Dividend Record Date for such dividends, except that dividend in arrears for any past Dividend Payment Date may be declared and paid at any time without reference to such regular Dividend Payment Date to Holder of record on such date not more than sixty (60) days or less than ten (10) days prior to the date of payment as shall be determined by the Board of Directors.

               (vi) Dividends shall cease to accrue in respect of any particular share of Preferred Stock on the Redemption Date with respect thereto.

               (vii) The Company shall not enter into any agreement that prohibits, conflicts with or would be breached by the Company's performance of its obligations hereunder.

         (e) PAYMENT ON LIQUIDATION.

               (i) Upon any involuntary liquidation, dissolution or winding-up of the affairs of the Company, the Holders of Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to the holders of its Capital Stock, whether such assets are capital or surplus, (A) an amount in cash per share equal to the Liquidation Preference determined as of the date of such involuntary liquidation, dissolution or winding-up, before any payment or other distribution is made on any winding-up, before any payment or other distribution is Junior Securities, including Common Stock of the Company and (B) cash per share on a ratable basis with the holders of Party Securities, up to the amount of the Liquidation Preference determined as of the date of such involuntary liquidation, dissolution or winding-up. Holders of Preferred Stock shall not be entitled to any other distribution in the event of involuntary liquidation, dissolution or winding up of the affairs of the Company. If upon any involuntary liquidation, dissolution or winding up of the affairs of the Company, the assets of the Company are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the Preferred Stock and the holders of any Parity Securities, then all such holders shall share equally and ratably in any distribution of assets in proportion to the full liquidation payments determined as of the date of such involuntary liquidation, dissolution or winding-up, to which each of them is entitled.

               (ii) For purposes of this Section (e) only, neither the sale, lease, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more corporations shall be deemed to be a liquidation, dissolution or winding-up of the affairs of the Company unless such sale, lease, conveyance, exchange, transfer, consolidation or merger shall be in connection with any such liquidation, dissolution or winding-up.



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         (f) REDEMPTION.

               (i) Call Redemption. The Company may redeem at the option of the Company in its sole discretion, to the extent it has funds legally available therefor, at any time or from time to time, in whole or in part, shares of Preferred Stock (a "Call Redemption") at the Redemption Price. With respect to any Call Redemption of fewer than all the outstanding shares of Preferred Stock, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be selected pro rata.

               (ii) Notice of Call Redemption. Notice of any Call Redemption of shares of Preferred Stock, specifying the time and place of redemption and the Redemption Price (a "Redemption Notice"), shall be sent by overnight delivery service to each Holder of Preferred Stock to be redeemed, at the address for such Holder shown on the Company's record not more than sixty (60) nor less than thirty (30) days prior to the Redemption Date. If less than all the shares of Preferred Stock owned by such Holder are then to be redeemed, the Redemption Notice shall also specify the number of shares which are to be redeemed; provided, however, that no failure to give such Redemption Notice nor any defect therein shall affect the validity of the procedure for the redemption of any shares of Preferred Stock to be redeemed except as to the Holder to whom the Company has failed to give said Redemption Notice or except as to the Holder whose Redemption Notice was defective. Each such Redemption Notice shall state:
(i) the Redemption Date; (ii) the Redemption Price; (iii) the number of shares of Preferred Stock to be redeemed and, if fewer than all the shares of Preferred Stock held by a Holder are to be redeemed, the number of shares thereof to be redeemed from such Holder; (iv) the manner and place or places at which payment for the shares of Preferred Stock offered for redemption will be made, presentation and surrender to the Company of the certificates evidencing the shares being redeemed; (v) that dividends on the shares of Preferred Stock being redeemed shall cease to accrue on the Redemption Date unless the Company defaults in the payment of the Redemption Price; and (vi) that the rights of Holden of Preferred Stock as stockholder of the Company with respect to shares being redeemed shall terminate as of the Redemption Date unless the Company defaults in the payment of the Redemption Price. Upon mailing any such Redemption Notice, the Company shall become obligated to redeem at the Redemption Price on the applicable Redemption Date all shares of Preferred
Stock therein specified.

               (iii) Redemption Date. The Company shall fix the date for a Call Redemption (the "Redemption Date") no earlier than thirty (30) but not more than sixty (60) days after the Redemption Notice is sent as set forth in Section
(f)(ii) hereof.

               (iv) Payment and Surrender. On any Redemption Date, the full Redemption Price shall become payable in cash for the shares of Preferred Stock being redeemed on such Redemption Date. As a condition of payment of the Redemption Price, each Holder of Preferred Stock must surrender the certificate or certificates representing the shares of



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Preferred Stock being redeemed to the Company in the manner and at the place designated in the Redemption Notice. Each surrendered certificate shall be canceled and refired. All redemption payments will be made to the Holders of the shares being redeemed.

               (v) Termination. On any Redemption Date, unless the Company defaults in the payment in full of the Redemption Price, dividends on the Preferred Stock called for redemption shall cease to accumulate, and all rights of Holders of such redeemed shares shall terminate, except for the right to receive the Redemption Price.

         (g) CERTAIN COVENANTS.

               (i) Redemptions, Etc.

               (A) No Junior Securities, nor any warrants, rights, calls or options exercisable for or convertible into, or any obligations evidencing the right to purchase or acquire, any Junior Securities, may be repurchased, redeemed or otherwise acquired or retired for value, either directly or indirectly , nor may funds be apart or payment with respect thereto either directly or indirectly, whether in cash, obligations or shares of the Company or other property, so long as any shares of Preferred Stock shall be outstanding; provided, that the limitations of the foregoing sentence shall not apply to the repurchase of such Junior Securities, warrants, rights, calls, options or obligations (including any accrued interest or dividends thereon) owned by any employee of the Company or any of its Subsidiaries or any of such employee's permitted transferees upon the death, disability, retirement of other termination of employment of such employee pursuant to the terms of a subscription agreement or option agreement between the Company and such employee to the extent that such repurchase is not an event which would constitute (or with notice or lapse of time or both would constitute) an event of default (which event of default has not be cured or waived) under any Senior Financing Debt.

               (B) Parity Securities, nor any warrants, rights, calls or options exercisable for or convertible into, or any obligations evidencing the right to purchase or acquires any Parity Securities, may be repurchased, redeemed or otherwise acquired or retired for value either directly or indirectly, nor may funds be set apart for payment with respect thereto either directly or indirectly, whether in cash, obligations or shares of the Company or other property, so long as any seemed dividends on the Preferred Stock shall remain unpaid

               (ii) Subsidiary Payments.

         The Company shall not permit any Subsidiary of the Company to Make any payments in respect of dividends or other distributions on, or repurchase, redemption, or other

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acquisition or retirement for value of, either directly or indirectly, securities of the Company of any class for any reason unless the Company would be permitted by this Section (g) of Section (d) hereof to make such payments.

         (h) VOTING RIGHTS.

               (i) Preferred Stock, except as otherwise required by law or as provided in this Section (h), shall be non-voting. The increase or decrease in the amount of authorized capital stock any class, including Preferred Stock, shall not require the consent of the holders of Preferred Stock and shall not be deemed to materially and adversely affect the specified designations, preferences or special rights of the Preferred Stock.

               (ii) Without the written approval of each Holder of shares of Preferred Stock then outstanding, the Company will not merge or consolidate with or into any other Person in any transaction in which the Common Stock would be converted into or exchanged, in whole or in part, for cash (other than in respect of factional shares), securities or other property other than common stock of the surviving or resulting corporation, unless the consideration payable to the Holders of Preferred Stock in such transactions an amount in cash equal to the Liquidation Preference of such Preferred Stock.

               (iii) The written approval of each Holder of shares of Preferred Stock then outstanding shall be necessary for authorizing, effecting or validating the amendment, alteration or repeat of any of the provisions of the Certificate of Incorporation or of any certificate amendatory thereof or supplemental thereto (including any Certificate of Designation or any similar document relating to any series of Preferred Stock) which would adversely affect the preferences, rights, powers or privileges of the Preferred Stock;

         (i) MUTILATED OR MISSING PREFERRED STOCK CERTIFICATES.

         If any of the Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and substitution for any upon cancellation of the mutilated Preferred Stock certificate, or in lieu of and substitution for the Preferred Stock certificate lost, stolen or destroyed, a new Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Preferred Stock certificate and indemnity, if requested.

         (j) REISSUANCE OF PREFERRED STOCK.

         Shares of Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and

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unissued shares of preferred stock undesignated as to series and, subject to
Section (h) hereof, may be redesigned and reissued as part of any series of preferred stock other than the Preferred Stock.

         (k) BUSINESS DAY.

         If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

         (l) HEADINGS OF SUBDIVISIONS.

         The headings of various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

         (m) SEVERABILITY OF PROVISIONS.

         If any right, preference or limitation of the Preferred Stock set forth in these resolutions and the Certificate of Designations filed pursuant hereto (as such Certificate of Designations may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in such Certificate of Designation, as amended, which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless as expressed herein.

         (n) NOTICE TO THE COMPANY

         All notices and other communications required or permitted to be given to the Company hereunder shall be made by courier to the Company at its principal executive offices (currently located on the date of the adoption of these resolutions at the following address: Cabot Safety Holdings Corporation, One Washington Mall - 8th Floor, Boston, MA 02108- 2610. Attention: General Counsel. Minor imperfections in any such notice shall not affect the validity thereof.

         (o) LIMITATIONS.

         Except as may otherwise be required by law, the shares of Preferred Stock shall not have any powers, preferences or relative, participating, optional or other special rights other than those specifically set forth in this resolution (as such resolution may be amended from time to time) or otherwise in the certificate of incorporation of the Company.

    No share or shares of the Redeemable Preferred Stock acquired by the Company by reason of redemption, purchase or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Company shall be authorized to issue. The Company may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Redeemable Preferred Stock accordingly.

                                    ARTICLE V

                               STOCKHOLDER ACTION

    Any action required or permitted to be taken by the stockholders of the Company at any annual or special meeting of stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof, provided, however that (a) action solely with respect to the removal and replacement of a director pursuant to Section 5(x) of Article VI hereof, may be taken by written consent of stockholders in lieu of a meeting, so long as Vestar Equity Partners, L.P, is a signatory to such written consent and such action is approved by holders of a majority of the shares then entitled to vote at an election of directors, (b) action solely with respect to the removal and replacement of a director pursuant to Section 5(y) of Article VI hereof, may be taken by written consent of stockholders in lieu of a meeting, so long as Cabot Corporation is a signatory to such written consent and such action is approved by holders of a majority of the shares then entitled to vote at an election of directors and (c) action solely with respect to the removal and replacement of a director pursuant to Section 5(z) of Article VI hereof, may be taken by written consent of stockholders in lieu of a meeting, so long as Management Investors (as defined in that certain Stockholders' Agreement dated as of July 11, 1995, among Vestar Equity Partners, L.P., Cabot CSC Corporation, Cabot Corporation, the Company, and the other parties thereto, as amended as of July 3, 1996, but without giving effect to any subsequent amendments (the "Stockholders' Agreement")) holding at least a majority of the shares of Common Stock then beneficially owned by all Management Investors are signatories to such written consent and such action is approved by holders of a majority of the shares then entitled to vote at an election of directors.

                                   ARTICLE VI

                                   DIRECTORS

    Section 1. General.

    The business and affairs of the Company shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

    Section 2. Election of Directors.

    Election of directors need not be by written ballot unless the By-laws of the Company shall so provide.

    Section 3. Terms of Directors.

    The number of directors of the Company shall be fixed by resolution duly adopted from time to time by the Board of Directors. The directors, other than those who may be elected pursuant to Section 2.1(a)(v) of the Stockholders' Agreement, and those who may be elected by the holders of any series of Undesignated Preferred Stock of the Company, shall be classified, with respect to the term for which they severally hold office, into three classes, as nearly equal in number as possible. The initial Class I Directors of the Company shall be [INSERT NAMES]; the initial Class II Directors of the Company shall be [INSERT NAMES]; and the initial Class III Directors of the Company shall be [INSERT NAMES]. The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held following the end of the Company's 1997 fiscal year; the initial Class II Directors shall serve for a term expiring, at the annual meeting of stockholders to be held following the end of the Company's 1998 fiscal year; and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held following the end of the Company's 1998 fiscal year. At each annual meeting of stockholders, the successor or successors of the class of directors whose term expires at that meeting shall be elected by a plurality of the votes of the shares present in person or represented by proxy at such meeting and entitled to vote on the election of directors, and shall hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation or removal.

    Notwithstanding the foregoing, whenever, pursuant to the provisions of
Article IV of this Second Amended and Restated Certificate of Incorporation, the holders of any one or more series of Undesignated Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Second Amended and Restated Certificate of Incorporation and any certificates of designation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Section 3.

    During any period when the holders of any series of Undesignated Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof, then upon commencement and for the duration of the period during which such right continues: (a) the then otherwise total authorized number of directors of the Company shall automatically be increased by such specified number of directors, and the holders of such Undesignated Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and
(b) each such additional director shall serve until such director's successor shall have been duly elected and qualified, or until such director's right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to such director's earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Undesignated Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total and authorized number of directors of the Company shall be reduced accordingly.

    Section 4. Vacancies.

    Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect directors and to fill vacancies in the Board of Directors relating thereto and the rights of Vestar Equity Partners, L.P., Cabot Corporation and the Management Investors to designate replacements for directors removed pursuant to Sections 5(x), 5(y) and 5(z) of this Article VI, respectively, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in size of the Board of Directors, or the death, resignation, disqualification or removal of a director, shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board of Directors. Any director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been duly elected and qualified or until his or her earlier resignation or removal. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect directors, when the number of directors is increased or decreased, the Board of Directors shall determine the class or classes to which the increased or decreased number of directors shall be apportioned; provided, however, that no decrease in the number of directors shall shorten the term of any incumbent director. In the event of a vacancy in the Board of

Directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled,

    Section 5. Removal.

    Subject to the rights, if any, of any series of Undesignated Preferred Stock to elect directors and to remove any director whom the holders of any such stock have the right to elect, any director (including persons elected by directors to fill vacancies in the Board of Directors) may be removed from office (a) only with cause and (b) only by the affirmative vote of the holders of two-thirds of the shares then entitled to vote at an election of directors; provided, however, that (x) so long as Vestar Equity Partners, L.P. has the right to designate directors of the Company pursuant to Section 2.1(a)(i) and Section 2.1(a)(v) of the Stockholders' Agreement, Vestar Equity Partners, L.P. shall have the non-transferable right to remove, without cause, each director designated by Vestar Equity Partners, L.P. pursuant to Section 2.1(a)(i) or Section 2.1(a)(v) of the Stockholders' Agreement and, upon such a removal, to designate a replacement to serve for the remainder of the unexpired term of such director,
(y) so long as Cabot Corporation has the right to designate directors of the Company pursuant to Section 2.1(a)(ii) of the Stockholders' Agreement, Cabot Corporation shall have the non-transferable right to remove, without cause, each director designated by Cabot Corporation pursuant to Section 2.1(a)(ii) of the Stockholders' Agreement and, upon such a removal, to designate a replacement to serve for the remainder of the unexpired term of such director and (z) so long as the Management Investors have the right to designate directors of the Company pursuant to Section 2.1(a)(iv) of the Stockholders' Agreement, the Management Investors shall have the non-transferable right to remove, without cause, each director designated by the Management Investors pursuant to Section 2.1(a)(iv) of the Stockholders' Agreement and, upon such a removal, to designate a replacement to serve for the remainder of the unexpired term of such director - At least 30 days prior to any meeting of stockholders at which it is proposed that any director be removed from office, written notice of such proposed removal shall be sent to the director whose removal will be considered at the meeting. For purposes of this Second Amended and Restated Certificate of Incorporation, "cause," with respect to the removal of any director shall mean only (i) conviction of a felony, (ii) declaration of unsound mind by order of court, (iii) gross dereliction of duty, (iv) commission of any action involving moral turpitude, or (v) commission of an action which constitutes intentional misconduct or a knowing violation of law if such action in either event results both in an improper substantial personal benefit and a material injury to the Company.

                                   ARTICLE VII

                             LIMITATION OF LIABILITY

    A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the effective date of this Second Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

    Any repeal or modification of this Article VII by either of (i) the stockholders of the Company or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a director at the time of such repeal or modification.

                                  ARTICLE VIII

                              AMENDMENT OF BY-LAWS

    Section 1. Amendment by Directors

    Except as otherwise provided by law, the By-laws of the Company may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the directors then in office.

    Section 2. Amendment by Stockholders

    The By-laws of the Company may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of at least two-thirds of the shares present in person or represented by proxy at such meeting and entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the shares present in person or represented by proxy at such meeting and entitled to vote on such amendment or repeal, voting together as a single class.

                                   ARTICLE IX

                   AMENDMENT OF CERTIFICATE OF INCORPORATION

    The Company reserves the right to amend or repeal this Second Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute and this Second Amended and Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation. No amendment or repeal of this Second Amended and Restated Certificate of Incorporation shall be made unless the same is first approved by the Board of Directors pursuant to a resolution adopted by the Board of Directors in accordance with Section 242 of the DGCL, and, except as otherwise provided by law, thereafter approved by the stockholders. Whenever any vote of the holders of voting stock is required to amend or repeal any provision of this Second Amended and Restated Certificate of Incorporation, and in addition to any other vote of the holders of voting stock that is required by this Second Amended and Restated Certificate of Incorporation or by law, the affirmative vote of a majority of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of a majority of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Second Amended and Restated Certificate of Incorporation; provided, however, that the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of not less than two-thirds of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any of the provisions of Article V, Article VI, Article VII or
Article IX of this Second Amended and Restated Certificate of Incorporation.

    I, John D. Curtin, of the Company, for the purpose of amending and resulting the Company's Amended and Restated Certificate of Incorporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed on behalf of the Company this __ day of July, 1996.




                                       ----------------------------------------
                                       [INSERT NAME AND TITLE]